Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-261321-02

ABS: $600mm DTRT 2023-1/Daimler Truck Equipment *Full Pxg Details
$600mm Daimler Trucks Retail Trust 2023-1
Jt-Leads: BofA (struc), Credit Ag, MUFG
Co-Mgrs: DB, Scotia

ANTICIPATED CAPITAL STRUCTURE
CLS	SZ($mm)	WAL	MDY/FTCH	PWIN	E.MTY	L.MTY	BENCH	SRD	YLD	CPN	$PRICE
A-1	157.360	0.16	<< RETAINED >>
A-2	270.000	0.82	Aaa/AAA	5-16	1/25	9/15/25	I-CURV	+64	6.108	6.03	$99.99895
A-3	270.000	1.98	Aaa/AAA	16-34	7/26	3/15/27	I-CURV	+93	5.974	5.90	$99.99847
A-4	60.000	2.93	Aaa/AAA	34-36	9/26	12/16/30	I-CURV	+125	6.005	5.93	$99.99701

PRICING DATE : 9/20/23 Priced
BILL & DELIVER : BofA OFFERED SIZE : $600MM
EXPECTED RATINGS: Moody's, Fitch
BBG TICKER: DTRT 2023-1 SSAP: STR23
EXPECTED SETTLE : 9/27/23
FORMAT : SEC Registered
FIRST PAY DATE : 10/16/23
PXG SPEED : 12% CPR to 5% Call
ERISA ELIGIBLE : Yes
MIN DENOMS: $1k x $1k
CUSIP A-2 233868AB4
A-3 233868AC2
A-4 233868AD0
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.